EXHIBIT 4.08

HSBC BANK USA, NATIONAL ASSOCIATION
534 Broad Hollow Road, Suite 130
Melville, New York 11747

June 29, 2012

Napco Group Europe Limited
Napco DR, SA
Napco Americas
Napco Gulf Security Group, LLC
(collectively, the “Pledgors”)
333 Bayview Avenue
Amityville, New York 11701

Re:	Reaffirmation of Negative Pledge (“Reaffirmation”)
Ladies and Gentlemen:

Reference is made to (i) that certain Second Amended and Restated Credit Agreement dated as of October 28, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among Napco Security Technologies, Inc. (“Borrower”), Alarm Lock Systems, Inc. (“AlarmLock”), Continental Instruments LLC (“Continental”), Marks USA I, LLC (“Marks” together with AlarmLock and Continental, each a “Guarantor” and collectively, “Guarantors”; Borrower and Guarantors, each a “Loan Party” and collectively, “Loan Parties”), HSBC Bank USA, National Association, a national banking association (“HSBC”) and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”), HSBC as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent” and collectively, the “Agents”), and (ii) that certain Negative Pledge Agreement dated as of October 28, 2010 (as same may be amended, restated, supplemented or otherwise modified from time to time, the “Negative Pledge”) given by the Pledgors in favor of Agents and Lenders.

The Negative Pledge was entered into in order to induce Agents and Lenders to enter into the Credit Agreement and to provide certain financial accommodations to the Borrower as provided therein.

In connection with the foregoing, each of the undersigned hereby:

SECTION 1:  acknowledges that the Credit Agreement is being amended and restated pursuant to the terms of that certain Third Amended and Restated Credit Agreement, dated as of the date hereof (the “Restated Loan Agreement”; capitalized terms used and not defined herein shall have the meanings assigned thereto in the Restated Loan Agreement) among the Borrower, the Loan Parties party thereto, the Lenders from time to time parties thereto, and the Agents;

SECTION 2: acknowledges and agrees that this Reaffirmation is being given to induce Lenders and Agents to enter into the Restated Loan Agreement;

SECTION 3: ratifies and confirms that all of the terms and conditions, representations and covenants contained in the Negative Pledge shall remain in full force and effect after giving effect to the execution and effectiveness of the Restated Loan Agreement;

SECTION 4:  represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to any of the undersigned’s obligations under the Negative Pledge; and

SECTION 5:  ratifies and confirms that references to the phrase “Credit Agreement” in the Negative Pledge shall mean the Restated Loan Agreement.

This Reaffirmation shall become effective upon receipt by Administrative Agent of a copy of this Reaffirmation executed by the Pledgors.

Each Pledgor hereby represents and warrants that (a) this Reaffirmation and the Negative Pledge constitute legal, valid and binding obligations of the Pledgors and are enforceable against each Pledgor in accordance with their respective terms; (b) upon the effectiveness of this Reaffirmation, each Pledgor hereby reaffirms all covenants, representations and warranties made by such Pledgor in the Negative Pledge and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Reaffirmation; (c) no Event of Default has occurred and is continuing or would exist after giving effect to this Reaffirmation; and (d) no Pledgor has any defense, counterclaim or offset with respect to the Negative Pledge.

The Negative Pledge, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Reaffirmation shall not operate as a waiver of any right, power or remedy of Agents, nor constitute a waiver of any provision of the Negative Pledge, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

This Reaffirmation shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows this page]

This Reaffirmation may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including in “PDF” or similar format) shall be deemed to be an original signature hereto.

Very truly yours,

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:           /s/PHILIP PANARELLI
Name:      PHILIP PANARELLI
Title:        SENIOR VICE PRESIDENT

Consented and Agreed to by:

NAPCO GROUP EUROPE LIMITED By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: DIRECTOR

NAPCO DR, SA By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: VICE PRESIDENT

NAPCO AMERICAS By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: DIRECTOR

NAPCO GULF SECURITY GROUP, LLC By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: SENIOR VICE PRESIDENT OF NAPCO SECURITY TECHNOLOGIES, AS MEMBER

NAPCO/ALARM LOCK GRUPO INTERNATIONAL, S.A. By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: VICE PRESIDENT

NAPCO/ALARM LOCK EXPORTADORA, S.A. By: /s/KEVIN S. BUCHEL Name: KEVIN S. BUCHEL Title: VICE PRESIDENT